Exhibit 10.1
TRANSITION AND RESIGNATION AGREEMENT
THIS TRANSITION AND RESIGNATION AGREEMENT (this “Agreement”) is made and entered into by and between MP Materials Corp., together with any subsidiaries or affiliates (collectively, the “Company”), and Sheila Bangalore (the “Executive”), dated as of April 26, 2021 (the “Effective Date”). The Company and Executive are hereinafter collectively referred to as “Parties”, and to individually as a “Party”. Capitalized terms not otherwise defined herein shall have the meaning set forth in Executive’s Employment Agreement with MP Mine Operations LLC, dated as of July 13, 2020 (the “Employment Agreement”), which by its terms was assigned to and assumed by the Company in connection with the Closing.
WHEREAS, Executive currently serves as General Counsel and Chief Strategy Officer of the Company pursuant to the Employment Agreement;
WHEREAS, Executive has indicated her desire to resign from the Company, and in connection therewith, the Parties desire to set forth in this Agreement the terms, provisions and conditions in connection with the transition and resignation of Executive from the Company.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:
1.Transition Period. From the Effective Date through May 31, 2021, or such earlier date as determined by the Company, which in no event shall be less than five (5) business days following delivery of written notice to Executive setting forth such earlier date (such applicable date, the “Resignation Date”, and such period, the “Transition Period”), the terms and conditions of the Employment Agreement shall remain in full force and effect and Executive shall continue to be employed by the Company in accordance with the terms thereof; provided, however, that (i) upon the date that a successor General Counsel (a “Successor GC”) commences employment, Executive shall relinquish her title as General Counsel, (ii) during the Transition Period, Executive’s duties and responsibilities shall be expanded to expressly include assistance in effecting a smooth transition of existing duties and responsibilities to the rest of the Company’s management team, including, to any Successor GC, and (ii) any change in duties, authority or responsibilities from and after the Effective Date associated with the ultimate transition of Executive’s role as contemplated hereunder on or prior to the expiration of the Transition Period shall in no event constitute Good Reason under the Employment Agreement.
2.Executive’s Resignation.
(a)On the Resignation Date, Executive will resign from employment with the Company (the “Resignation”) and, in accordance with Section 7(b) of the Employment Agreement, effective as of the Resignation Date, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. The Company is not currently aware of any facts or circumstances that would constitute “Cause” as defined in the Employment Agreement and acknowledges that the termination hereunder is not for “Cause.”
(b)The Company and Executive agree that, in return for both Parties’ performance of all their respective obligations under this Agreement, Executive will be entitled to the Accrued Obligations, any accrued but unpaid benefits (including accrued but unpaid vacation but excluding any pro rata portion of the Annual Bonus), and Indemnity under Section 5(b)(which obligation shall survive termination), and upon satisfaction thereof, Executive shall have no further rights to any compensation or any other benefits under the Employment Agreement.
(c)Following the Resignation Date and continuing through June 30, 2021 (the “Advisory Term”), Executive shall serve as a non-employee advisor to the Company, remaining available to assist with the further transition of her prior role, together with providing advice and assistance on such other matters relating to the business of the Company as reasonably requested by the Company during such period. Executive’s service during the Advisory Period shall not be full time, and Executive may search for and engage in other employment during the Advisory Period, without offset or adjustment to the payments due her. Executive acknowledges that, during the Consulting Term, Executive shall be an independent contractor, and will not be an “employee” (or person of similar status) of the Company or any of its affiliates for purposes of the Code or otherwise. Further, Executive acknowledges and agrees that as an independent contractor, during the Advisory Term she will not be eligible for, cannot actively participate in, and cannot accrue service credit or have contributions made under, any employee benefit plan sponsored or maintained by the Company, including without limitation, workers’ or unemployment compensation benefits, any plan which is intended to qualify under Section 401(a) of the Code, fringe benefits or other similar plans of the Company. The Company shall indemnify and hold Executive harmless for any and all claims and liabilities asserted or incurred by her relating to the services provided the Company during the Advisory Period to the greatest extent permitted under applicable law, excluding acts of intentional misconduct or fraud.
3.      Additional Payments. Subject to Executive’s (1) continued compliance with the terms and conditions of this Agreement (including, providing the transition services contemplated herein through the expiration of the Advisory Term), and (2) execution and delivery of the Release of Claims attached hereto as Exhibit A following the Resignation Date but on or prior to the Release Expiration Date (as defined in Exhibit A), and such release becoming effective in accordance with its terms, Executive will be entitled to the following additional payments and benefits:
(a)Notwithstanding Executive’s termination of employment on the Resignation Date, 10,000 shares of the Incentive Award (the “Equity Shares”), will remain outstanding following such termination and immediately vest on the Resignation Date and be issued on the Release Effective Date (as defined in Exhibit A) (and, for the avoidance of doubt, the remainder of the Incentive Award will be forfeited on the Resignation Date in accordance with its terms);
(b)On the Company’s regularly scheduled payroll dates following the later to occur of: (i) the expiration of the Advisory Term, or (ii) the Release Effective Date, Executive will be paid a lump sum cash bonus equal to $50,000; and
(c)The Company may withhold from any payments made under this Section 3 all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

4.Continuing Obligations. Executive acknowledges and reaffirms the restrictive covenants set forth in Section 9 of the Employment Agreement, the provisions of which are hereby incorporated by reference and made a part hereof and shall continue to comply with the terms thereof.
5.Surviving Obligations. Both Parties acknowledge and agree that the Parties executed that certain Director and Officer Indemnification Agreement dated as of November 17, 2020 (the “D&O Agreement”), which shall survive the termination of Executive’s employment with Company in accordance with the terms thereof.
6.Confidentiality and Non-Disparagement. Except as required by any regulatory or judicial body, the Parties agree that each will ensure that it keeps the terms of this Agreement confidential. The Parties may disclose the terms and existence of this Agreement as required, or deemed advisable, by law, Executive may disclose to her immediate family, tax preparers, attorneys, and the Company may disclose to its employees, advisors and attorneys on a “need to know basis”. Executive shall not make any false, negative or disparaging statements to third parties or the public about the Company or its directors, officers, employees, and the officers and directors of the Company shall not make any false, negative or disparaging statements to third parties or the public about Executive. This prohibition is specifically meant to be broader than defamation and includes contacting employees, customers, clients, vendors, investors, or potential investors or employers and saying or implying anything negative by words, actions, context, or any combination of these.
7.SEC Filings. If required, and prior to issuing any press release or SEC filing (e.g. Form 8-K) regarding Executive’s resignation, the Company agrees to give Executive 24 hours, with the opportunity to review and comment on the written draft release or SEC filing, notice prior to the requisite filing date.
8.Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, sent by telecopy (with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to (a) Executive, at Executive’s most recent address on file with the Company, and (b) to the Company, to its respective principal office, with a copy to (which shall not constitute notice to Parent or the Company) Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017-3954, Attn: David Rubinsky, or, in each case, such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
9.Construction. Executive acknowledges that she has had the opportunity and sufficient time to review this Agreement with her attorneys, fully understands the terms and conditions of this Agreement, and intends to be bound by this Agreement, without reservation or qualification. Executive, therefore, acknowledges and agrees that this Agreement, the terms of which have been negotiated between the Parties and their respective attorneys, shall be construed neutrally and shall not be construed against the Companies, regardless of whom drafted this Agreement. Executive also acknowledges that she has entered into this Agreement freely and voluntarily without coercion or duress, and has not relied upon any representations other than the terms and conditions appearing in this Agreement in deciding to execute this Agreement.

10.Governing Law. This Agreement and all performance hereunder shall be construed and governed by the laws of the State of Nevada, including the Nevada Code of Professional Responsibility, without regard to conflicts of laws principles.
11.Severability. Whenever possible, each provision and term of this Agreement will be interpreted in such manner as to be valid and enforceable. If any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement will be unaffected and will remain valid and enforceable to the fullest extent permitted by law.
12.Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements between the Parties, and there exist no other agreements, written or oral, between the parties relating to any matters contained in or covered by this Agreement, except for the Employment Agreement, which shall continue in effect as provided therein, except as modified by this Agreement. This Agreement may not be modified except by an express written agreement executed by both parties.
13.Counterparts. This Agreement may be executed in one or more counterparts, all of which together, shall constitute a single agreement, and all of which shall constitute an original for all purposes hereof.

*     *     *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MP MATERIALS CORP.
________________________
Name:     Ryan Corbett
Title:     Chief Financial Officer

SHEILA BANGALORE

________________________

EXHIBIT A
Form of Release of Claims
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in that certain Transition and Resignation Agreement, dated as of April 26, 2021, to which this Exhibit is attached (the “Transition Agreement”).
For and in consideration of the timely and complete payments, transfers and benefits set forth in Section 3 of, and the Company’s performance of its obligations and duties elsewhere contained in, the Transition Agreement (the “Transition Benefits”), I, Sheila Bangalore, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans. Hoverer, I do not waive any rights under the ADEA that may arise after the execution of this Release.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under the Transition Agreement, (ii) any claims that cannot be waived by law, or (iii) subject to applicable law, to the fullest extent possible, my right of indemnification as provided by, and in accordance with the terms of, the D&O Agreement, the Transition Agreement, Section 5(b) of the Employment Agreement,

applicable laws, Company policies and custom, the Company’s by-laws, or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I –
•Am able to read the language, and understand the meaning and effect, of this Release;
•Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
•Conditioned upon the Company’s timely performance of its obligations under the Transition Agreement, I am specifically agreeing to the terms of the release contained in this Release in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had related to my employment with the
Company, and because of my execution of this Release;
•Acknowledge that, but for my execution of this Release, I would not be entitled to the Transition Benefits;
•Understand that, by entering into this Release, I do not waive rights or claims under any rights to vested benefits under any employee benefit plan sponsored or maintained by the Company or to continuation of coverage under the Consolidated
Budget Reconciliation Act ("COBRA"),;
•Have until the expiration of the Advisory Term (the “Release Expiration Date”) in which to review and consider this Release (which is more than twenty one (21) days from the date of my termination of employment), and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•Have not relied upon any representation or statement not set forth in this
Release, the Transition Agreement or the Employment Agreement made by the Company or any of its representatives;
•Was advised to consult with my attorney regarding the terms and effect of this Release; and
•Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the Transition Benefits will control as the exclusive remedy and full settlement of all such claims by me. Notwithstanding anything herein to the contrary, this release does not apply to any rights, obligations or claims governed by Chapter 612 of the Nevada Revised Statutes or my rights, obligations and duties under the Nevada Code of Professional Responsibility.
Notwithstanding anything herein to the contrary, this release does not apply to any rights, obligations or claims governed by Chapter 612 of the Nevada Revised Statutes or my rights, obligations and duties under the Nevada Code of Professional Responsibility. Nothing in this Release shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity (as defined in Section 9(b)(ii) of the Employment Agreement) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorneyclient privilege or attorney work product, or the Company’s trade secrets, without the prior written consent of the Company’s General Counsel or other officer designated by the Company. I do not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Transition Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEVADA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. ANY LEGAL ACTION INVOLVING THIS AGREEMENT SHALL BE INITIATED SOLELY IN LAS VEGAS, NEVADA. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
*     *     *

__________________________

Sheila Bangalore
Date: May 27, 2021